Kost Forer Gabbay & Kasierer
3 Aminadav St.
Tel-Aviv 67067, Israel

Tel: 972 (3)6232525
Fax: 972 (3)5622555
www.ey.com

CONSENT OF INDEPENDENT
 REGISTERED PUBLIC ACCOUNTUNG FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-131880 and 333-168763 on Form S-8 of our report, dated April 13, 2008, relating to the financial statements of Brainstorm Cell Therapeutics Inc. as December 31, 2007 and for the year ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K/A of Brainstorm Cell Therapeutics Inc. for the year ended December 31, 2010.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
December 28, 2011	A Member of Ernst & Young Global